                                                                     EXHIBIT 5





                            BENEFIT RESTORATION PLAN
                            FOR PARTICIPANTS IN THE
                MOORCO INTERNATIONAL INC. RETIREMENT INCOME PLAN

                      (Established as of January 1, 1995)

                            BENEFIT RESTORATION PLAN
                            FOR PARTICIPANTS IN THE
                MOORCO INTERNATIONAL INC. RETIREMENT INCOME PLAN

                      (Established as of January 1, 1995)


                                   I N D E X

                                                                           Page
                                                                           ----
ARTICLE I     ESTABLISHMENT AND PURPOSE................................       1
Section:

        1.1   Establishment............................................       1
        1.2   Purpose..................................................       1
        1.2   Application of Plan......................................       1
        1.3   ERISA Status ............................................       1

ARTICLE II    DEFINITIONS AND CONSTRUCTION ............................       1
Section:

        2.1   Definitions..............................................       1
        2.2   Gender and Number........................................       3
        2.3   Severability ............................................       3
        2.4   Applicable Law ..........................................       3
        2.5   Plan Not an Employment Contract..........................       3
        2.6   Funding..................................................       3
        2.7   Tax Withholding..........................................       4
        2.8   Effect on Other Plans....................................       4

ARTICLE III   PARTICIPATION............................................       4

ARTICLE IV    BENEFITS   ..............................................       5
Section:

        4.1   Calculation of Restoration Benefit ......................       5
        4.2   Form of Payment and Commencement Date....................       5
        4.3   Participation Agreement..................................       5
        4.4   Vesting..................................................       6
        4.5   Transfer of Employment...................................       6


                                      (i)


ARTICLE V     ADMINISTRATION ..........................................      6
Section:

        5.1   Administration ..........................................      6
        5.2   Expenses ................................................      6
        5.3   Indemnification and Exculpation..........................      6
        5.4   Non-Alienation of Benefits ..............................      7
        5.5   Resolution of Disputes ..................................      7

ARTICLE VI    MERGER, AMENDMENT AND TERMINATION........................      7
Section:

        6.1   Merger, Consolidation or Acquisition ....................      7
        6.2   Amendment and Termination................................      8
        6.3   Adoption Procedure ......................................      8




                                      (ii)

                            BENEFIT RESTORATION PLAN
                            FOR PARTICIPANTS IN THE
                MOORCO INTERNATIONAL INC. RETIREMENT INCOME PLAN

                      (Established as of January 1, 1995)


                                   ARTICLE I

                           ESTABLISHMENT AND PURPOSE

        1.1 Establishment: Moorco International Inc., a Delaware corporation (the "Company"), hereby establishes, effective as of January 1, 1995, an unfunded plan to be known as the Benefit Restoration Plan for Participants in the Moorco International Inc. Retirement Income Plan (the "Plan"), for the benefit of a select group of management or highly compensated employees of the affiliates of the Company that adopt the Plan pursuant to Section 6.3 hereof.

        1.2 Purpose: The purpose of this Plan is generally to provide the amount of the benefit which would otherwise be paid from the Moorco International Inc. Retirement Income Plan (the "Retirement Plan") but which cannot be paid under the Retirement Plan due to the provisions imposed by the Internal Revenue Code of 1986, as amended (the "Code"), which limit benefits under qualified benefit plans.

        1.3 Application of Plan: The terms of this Plan are applicable only to those employees of any Employer (i) who are participants in the Retirement Plan,
(ii) whose benefits payable under the Retirement Plan are reduced or limited pursuant to provisions set forth in the Code which limit benefits under qualified benefit plans, and (iii) who are designated as participants in this Plan under a Participation Agreement.

        1.4 ERISA Status: The Plan is intended to qualify for the exemptions provided under Title I of ERISA for plans that are not qualified and that are maintained primarily to provide deferred compensation for a select group of management or highly compensated employees.


                                   ARTICLE II

                          DEFINITIONS AND CONSTRUCTION

        2.1 Definitions: Except as otherwise indicated, the terms used in this Plan shall have the same meaning as they have under the Retirement Plan.

        For purposes of this Plan, the following definitions shall apply:

              a. "Administrative Committee" shall mean the person or committee designated as the Plan Administrator under the Retirement Plan from time to time by the Board of Directors of the Company or as otherwise designated under Section 5.1 of the Plan.

              b. "Board of Directors" shall mean the Board of Directors of the Company.

              c. "Change in Control" shall be deemed to have occurred on the first day following January 1, 1995 upon which any person or group of persons or entity or group of entities acquires either (i) direct or indirect voting power sufficient to elect a majority of the directors of the Company or (ii) stock or assets of some or all of the Company's operating units comprising 60% or more of the Company's total assets (as shown on the Company's financial statements for the immediately preceding fiscal year).

              d. "Code" shall mean the Internal Revenue Code of 1986, as amended.

              e. "Company" shall mean Moorco International Inc. or any successor thereto.

              f. "Employee" shall mean any person who is regularly employed full-time on a salaried basis by an Employer, including, but not limited to, any employee who is also an officer or director of an Employer.

              g. "Employer" shall mean (i) Smith Meter Inc., Crosby Valve & Gage Company and Moorco Service Inc., during such time as each of these companies is a Participating Affiliate, and (ii) any Participating Affiliate that (A) has been offered participation in the Plan by the Company and (B) has adopted the Plan by action of its board of directors in accordance with Section 6.3.

              h. "Participant" shall mean an Employee who is a participant in the Retirement Plan and who is eligible to participate in this Plan.

              i. "Participating Affiliate" shall mean an affiliate of the Company that has adopted, and has not terminated participation in or withdrawn from, the

        Retirement Plan in accordance with the provisions thereof.

              j. "Participation Agreement" shall mean the participation agreement between the Employee and an Employer designating the Employee as a Participant under the Plan.

              k. "Retirement Plan" shall mean the Moorco International Inc. Retirement Income Plan, as amended from time to time.

        2.2 Gender and Number: Except when otherwise indicated by the context, any masculine terminology when used in the Plan shall also include the feminine gender, and the definition of any term in the singular shall also include the plural.

        2.3 Severability: In the event any provision of the Plan shall be held invalid or illegal for any reason, any illegality or invalidity shall not affect the remaining parts of the Plan, but the Plan shall be construed and enforced as if the illegal or invalid provision had never been inserted, and the Company shall have the privilege and opportunity to correct and remedy questions of illegality or invalidity by amendment as provided in the Plan.

        2.4 Applicable Law: This Plan shall be governed and construed in accordance with the laws ofthe State of Texas.

        2.5 Plan Not an Employment Contract: The Plan is not an employment contract. Eligibility for benefits under the Plan does not give to any person the right to be continued in employment by an Employer, and all persons remain subject to change of salary, transfer, change of job, discipline, layoff, discharge (with or without cause), or any other change of employment status.

        2.6 Funding: Subject to Section 4.5, the benefits described in this Plan are contractual obligations of each Employer to pay compensation for services, and shall constitute a liability to the Participant of the Employer entering into the Participation Agreement and/or his or her beneficiaries in accordance with the terms hereof. All amounts paid under this Plan shall be paid in cash from the general assets of each Employer, and benefits shall be reflected on the accounting records of the Employer but shall not be construed to create, or require the creation of, a trust, custodial or escrow account. However, the Employers may, in their discretion, purchase insurance contracts as unrestricted assets of the

Employer or establish a rabbi trust arrangement for the purpose of providing payments due hereunder. No special or separate fund need be established and no segregation of assets need be made to assure the payment of such benefits. No Participant shall have any right, title or interest whatever in or to any investment reserves, accounts, funds or assets that the Employer may purchase, establish or accumulate to aid in providing the benefits described in this Plan, except to the extent the Participant may be a beneficiary of any rabbi trust arrangement that the Employer may in its discretion establish. Nothing contained in this Plan shall create or be construed to create a trust or a fiduciary relationship of any kind between an Employer and a Participant or any other person. Notwithstanding anything to the contrary in this Plan, however, the Company agrees to remain liable for any benefits otherwise payable by Moorco Service Inc., to the extent not paid, and if and to the extent the Company has such a liability it shall be considered an Employer under this Plan.

        2.7 Tax Withholding: The Employer may withhold from a payment of a benefit hereunder any federal, state, or local taxes required by law to be withheld with respect to such payment.

        2.8 Effect on Other Plans: Amounts accrued or paid under this Plan shall not be considered compensation for the purposes of the qualified plans or life insurance plans of the Company or any Employer.


                                  ARTICLE III

                                 PARTICIPATION

        An Employee shall become a Participant in this Plan if (i) one of the limitations imposed by the Code applies to and has the effect of reducing the amount of benefits payable under the Retirement Plan; provided, however, that nothing in this Plan shall entitle a Participant to receive an amount that exceeds the total benefits that would have been his due under the Retirement Plan, (ii) the Employee is a member of a select group of management or highly compensated employees, and (iii) an Employer has entered into a Participation Agreement with the Employee specifying the effective date of participation.

                                   ARTICLE IV

                                    BENEFITS

        4.1 Calculation of Restoration Benefit: When a Participant's retirement benefit commences or a death benefit payable with respect to a Participant commences under the Retirement Plan, the Administrative Committee will calculate a benefit equal to the excess of (i) the amount of the retirement benefit or survivor death benefit, as the case may be, which would have been payable under the terms of the benefit formula in the Retirement Plan but for the limitations expressly imposed by the Code (whether or not such limitations are incorporated in the terms of the Retirement Plan) over (ii) the amount of the retirement benefit or survivor death benefit actually payable under the Retirement Plan.

        4.2   Form of Payment and Commencement Date:

              (a) Form of Payment: The Employer shall pay a restoration benefit to the Participant or to such other persons, at such times and in such manner as the Retirement Plan benefit is payable pursuant to the terms of the Retirement Plan; provided, however, that the Employer may in its sole discretion determine to convert the payment of the restoration benefit into a lump-sum payment if the Participant consents. Any lump-sum payment shall be a lump-sum payment that is actuarially equivalent to the value of the restoration benefit if it were paid in the same time and manner as the benefit payable under the Retirement Plan, as determined by the Administrative Committee with the advice of the actuary for the Retirement Plan, employing those actuarial assumptions as are currently employed in converting Retirement Plan benefits from one form to another. No spousal consent shall be required for the payment of any form of benefit hereunder.

              (b) Commencement Date: Any benefits payable under this Plan in monthly payments shall commence on or about the same date that benefits commence under the Retirement Plan.

        4.3 Participation Agreement: Each Participant eligible for a benefit under this Plan must sign a Participation Agreement. The Participation Agreement shall be by and between the Participant and the Participant's Employer. Benefits payable pursuant to a Participation Agreement shall cease to accrue as of the date the Participant terminates employment with the Employer; provided, however, that if the Participant transfers employment to another Employer, benefits shall continue to accrue and shall be paid pursuant to Section 4.5.

        4.4 Vesting: A Participant shall become vested in the benefit payable under Article IV hereof at the same time that such Participant becomes vested in a benefit under the Retirement Plan.

        4.5 Transfer of Employment: If a Participant transfers employment to another Employer, benefits shall continue to accrue under the Participation Agreement and shall be paid, in their entirety, by the Employer for whom the Participant last performs services as an Employee. In such event, all previous Employers of the Employee shall be relieved of all liability for the payment of benefits under this Plan and the related Participation Agreement.


                                   ARTICLE V

                                 ADMINISTRATION

        5.1 Administration: The Administrative Committee shall be the Plan Administrator and shall be responsible for the administration and operation of the Plan; provided that immediately following a Change in Control, the Board of Directors of the Company shall designate a successor Plan Administrator which shall in all events be independent of the Company and any affiliate of the Company. The determinations by the Administrative Committee as to any disputed questions arising under the Plan, including the Employees who are eligible to be Participants in the Plan and the amounts of their benefits under the Plan, and the construction and interpretation by the Administrative Committee of any provision of the Plan, shall be final, conclusive and binding upon all persons including Participants, their beneficiaries, the Company, its stockholders and employees and the Employers.


        5.2 Expenses: The expenses of administering the Plan shall be borne by the Employers.

        5.3 Indemnification and Exculpation: The members of the Administrative Committee and its agents shall be indemnified and held harmless by the Company against and from any and all loss, cost, liability or expense that may be imposed upon or reasonably incurred by them in connection with or resulting from any claim, action, suit or proceeding to which they may be a party or in which they may be involved by reason of any action taken or failure to act under this Plan and against and from any and all amounts paid by them in settlement (with the Company's written approval) or paid by them in satisfaction of a judgment in any such action, suit or proceeding. The foregoing provisions shall not be applicable to any person if the loss, cost, liability or expense is due to such person's gross negligence or willful misconduct.

        5.4 Non-Alienation of Benefits: Except by mutual agreement between the Company, the Employer and the Participant, any benefit payable under this Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt at such shall be void, and any such benefit shall not in any way be subject to the debts, contract, liabilities, engagements or torts of the person who shall be entitled to such benefit, nor shall it be subject to attachment or legal process for or against such person.

        5.5   Resolution of Disputes:

              (a) All costs, fees and expenses of any arbitration or litigation in connection with this Plan which results in any decision or settlement requiring an Employer to make a payment to the Participant, including, without limitation, attorneys' fees, shall be borne by, and be the obligation of, the Employer. In no event shall the Participant be required to reimburse the Employer for any of the costs and expenses incurred by the Employer relating to arbitration or litigation.

              (b) Pending the outcome or resolution of any arbitration or litigation, the Employer shall continue payment of all amounts due the Participant without regard to any dispute. 5.


                                   ARTICLE VI

                       MERGER, AMENDMENT AND TERMINATION

        6.1 Merger, Consolidation or Acquisition: In the event of (i) a merger, consolidation or acquisition where an Employer is not the surviving corporation, unless the successor or acquiring corporation shall elect to continue and carry on the Plan, or (ii) the Employer's termination of status as a Participating Affiliate, this Plan shall terminate with respect to such Employer, and no additional benefits shall accrue for the Employees of such Employer. Unpaid benefits shall continue to be paid as scheduled unless the successor or acquiring corporation elects to accelerate payment and the Participant consents to the accelerated payment.

        6.2 Amendment and Termination: The Board of Directors of the Company may amend, modify, or terminate the Plan in whole or in part at any time, and any adopting Employer may terminate the Plan as to its own Employees at any time. In the event of a termination of the Plan pursuant to this Section, unpaid benefits shall continue to be an obligation of the Employer and shall be paid as provided herein. No amendment or termination shall divest a Participant of any benefit which had previously accrued to him prior to the amendment or termination or which had previously become payable to him prior to the amendment or termination under this Plan.

        6.3 Adoption Procedure: With the consent of the Company, any Participating Affiliate may adopt this Plan for its Employees, on express condition that the Company assumes no liability as a result of any such adoption of this Plan by any Participating Affiliate. Such Participating Affiliate may adopt this Plan by action of its board of directors and by

              (a) executing an adoption instrument adopting the Plan with respect to all or any particular classification or classifications of persons in its employment, and agreeing to be bound as an Employer by all the terms, provisions, conditions, and limitations of the Plan; and

              (b) compiling and submitting all information required by the Company with references to its Employees eligible for participation in the Plan.

The adoption instrument executed by any such Participating Affiliate may contain such changes and variations in the Plan terms as may be acceptable to the Company. The adoption instrument shall specify the effective date of such adoption of the Plan and the name of the Plan as it pertains to such adopting organization and its Employees and shall become, as to such organization and persons in its employment, a part of this Plan.

        IN WITNESS WHEREOF, the Company and each Employer have caused this instrument to be executed by their duly authorized officers in a number of copies, each of which shall be deemed an original but all of which shall constitute one and the same instrument, this May 18, 1995, but effective as of January 1, 1995.

                                       MOORCO INTERNATIONAL INC.


                                       By        /s/ Michael L. Tiner
                                         -------------------------------------
                                                       President

ATTEST:

      /s/ James J. Nelson
- --------------------------------
           Secretary
                                       ADOPTION BY PARTICIPATING AFFILIATES


                                       SMITH METER INC.


                                       By        /s/ Michael L. Tiner
                                         -------------------------------------
                                                    Vice President
ATTEST:

      /s/ James J. Nelson
- ---------------------------------
           Secretary

                                       CROSBY VALVE & GAGE COMPANY


                                       By        /s/ Michael L. Tiner
                                         -------------------------------------
                                                    Vice President
ATTEST:

      /s/ James J. Nelson
- ---------------------------------
           Secretary

                                       MOORCO SERVICE INC.


                                       By        /s/ Michael L. Tiner
                                         -------------------------------------
                                                    Vice President
ATTEST:

      /s/ James J. Nelson
- ---------------------------------
           Secretary